Exhibit 99.1
ABM INDUSTRIES INCORPORATED TO ACQUIRE ONESOURCE SERVICES INC.
SAN FRANCISCO AND BELIZE CITY, BELIZE, October 8, 2007 – ABM Industries Incorporated (NYSE: ABM), a leading facilities services contractor, and OneSource Services Inc. (London AIM: OSS) (“OneSource”) announced today that they have signed a definitive agreement under which ABM will acquire OneSource for $365 million in cash. OneSource provides outsourced facilities services, including janitorial, landscaping, general repair and maintenance and other specialized services, for more than 10,000 commercial, industrial, institutional and retail accounts in the U.S.
The transaction combines two valuable facilities services platforms to create the scale, breadth and financial strength necessary to grow in the increasingly competitive and global service provider marketplace.
“We saw an opportunity to accelerate our growth strategy and we seized it,” said Henrik Slipsager, ABM president and chief executive officer. “Consistent with our long-held commitment to increasing shareholder value, the acquisition of OneSource complements our strategy and further strengthens our growth prospects.”
The transaction, which is subject to regulatory and other customary approvals, is expected to close in November 2007. The agreement has been approved by the boards of directors of both companies. Lord Ashcroft KCMG, OneSource’s Chairman who has an interest in approximately 74 per cent of the issued share capital of OneSource, has signed a resolution approving the transaction. No other shareholder approvals are required.
For the trailing 12-month period that ended June 30, 2007, OneSource’s sales and adjusted EBITDA were approximately $828 million and $8 million, respectively.
“Beginning after closing and continuing over the following year, we expect to drive OneSource’s business to realize operating margins consistent with our janitorial division,” Slipsager said. “Our janitorial division has been ABM’s best and most consistent performer in recent years, and this investment will provide that team a broader base to continue domestic expansion.”
ABM expects to operate the combined company with annual run-rate cost synergies of between $45 and $50 million, which are expected to be fully implemented within 12 months after closing. The company expects to achieve $28 million to $32 million worth of cost synergies in fiscal year 2008, assuming a November 2007 closing. The synergies, which were identified jointly by the two companies, will be achieved primarily through a reduction in duplicative positions and back office functions, the consolidation of facilities and elimination of professional fees and other services.
The company anticipates that the transaction will be accretive to its earnings on a GAAP basis beginning in the second fiscal quarter after closing – excluding one-time implementation costs of between $12 million and $15 million, all of which will be incurred in fiscal year 2008.
ABM expects to realize tax benefits from acquiring net operating loss carry forwards of approximately $195 million and from deducting existing goodwill amortization, together expected to initially total $14 million in annual tax cost savings.
“Importantly, this acquisition solidifies our position domestically,” Slipsager continued. “Clients today are demanding a range of facilities services from a single source and increasingly seek a company with this depth of capabilities within a broad geographic reach. Any company that wants to be a serious player in an increasingly globalized market must have a strong base in the U.S., demonstrated by the entry of several international firms into the U.S. in the last year. We believe that further expanding our domestic base will enhance our ability to compete globally in the coming years.
“We remain committed to providing the best service to our customers, the best value for our shareholders and the greatest opportunities for our employees. OneSource employees are among the best people in the industry, and we anticipate benefiting not just from acquiring OneSource’s business, but also from gaining their world-class personnel. We look forward to working together with our new colleagues,” Slipsager concluded.
Lord Ashcroft said, “This is the right move at the right time for OneSource, our clients and our employees. ABM shares our commitment to world-class facilities services and customer satisfaction, and I am proud that OneSource, which has some of the best people in the business, will play an integral role in making ABM even more competitive in an increasingly globalized market.”
Following completion of the transaction, the combined company will operate under the ABM name. It will provide a full range of services, including janitorial, parking, security, engineering, landscaping and lighting services for commercial, industrial, institutional, and retail facilities for its customers in the United States and Puerto Rico, as well as in British Columbia, Canada.
Lazard Frères & Co. LLC is acting as financial advisor to ABM.
Jones Day is acting as ABM’s legal counsel and Allen & Overy LLP is providing legal counsel to OneSource.
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Investor Conference Call and Webcast
On Monday, October 8, 2007 at 8:30 a.m. (ET), ABM will host a live webcast to discuss the pending OneSource acquisition with remarks by ABM president and CEO Henrik

Slipsager and ABM Executive VP and CFO George Sundby. The webcast will be accessible at: http://www.irconnect.com/primecast/07/kekst_confcall.html.
Informational slides that will accompany the live webcast presentation will be made available on ABM’s website (www.abm.com) prior to the call. Listeners are asked to be online at least 15 minutes early to register, as well as to download and install any complimentary audio software that might be required. Following the call, the webcast will be available at the above URL, a link to which will be posted on www.abm.com, for a period of 90 days.
In addition to the webcast, a limited number of toll-free telephone lines will also be available for listeners who are among the first to call (888) 576-5507 within 15 minutes before the event and enter ID # 18957894. Telephonic replays will be accessible two hours after the broadcast and will be available through October 15, 2007 by dialing (800) 642-1687 or (706) 645-9291 and entering ID # 18957894.
About OneSource
OneSource is a leader in the outsourced facilities services sector in the U.S. and provides janitorial, landscaping, general repair and maintenance and other specialized services for more than 10,000 commercial, institutional and industrial accounts.
OneSource differentiates its service offering through total cost management solutions, client specification re-engineering initiatives and other market leading programs such as OneSource GreenSweep™ which is environmentally designed to meet the requirements of green building operations.
About ABM
ABM Industries Incorporated (NYSE:ABM) is among the largest facility services contractors listed on the New York Stock Exchange. With fiscal 2006 revenues in excess of $2.7 billion and more than 75,000 employees, ABM provides janitorial, parking, security, engineering and lighting services for thousands of commercial, industrial, institutional and retail facilities in hundreds of cities across the United States and British Columbia, Canada. The ABM Family of Services includes ABM Janitorial Services; Ampco System Parking; ABM Security Services; ABM Facility Services; ABM Engineering; and Amtech Lighting Services.
Cautionary Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements that set forth management’s anticipated results based on management’s plans and assumptions. Any number of factors could cause the Company’s actual results to differ materially from those anticipated. These risks and uncertainties include, but are not limited to: (1) the possibility that the proposed OneSource merger may not be completed; (2) the risk that the businesses will not be integrated successfully; (3) the risk that the cost savings and synergies from the merger may not be fully realized or may take longer to realize than expected; (4) the risk that disruption from the merger may make it more difficult to maintain relationships with clients; (5) the risk that the merger may involve unexpected costs; (6) the possibility that the businesses may suffer as a result of the merger; and (7) other issues and uncertainties beyond ABM’s or OneSource’s control. Additional information regarding these and other risks and uncertainties ABM faces is contained in ABM’s Annual Report on Form 10-K for the year ending October 31, 2006 and quarterly reports on Form 10-Q filed since such date and in other reports it files from time to time with the Securities and Exchange Commission. Neither ABM nor OneSource undertakes any obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Measures
To supplement financial information presented on a GAAP basis, ABM uses non-GAAP measures. The non-GAAP measures are presented with the intent of providing both management and investors a better understanding of the underlying operational results and trends, ABM’s marketplace performance and as one method to estimate a purchase price for companies ABM intends to acquire. In addition, the non-GAAP measures are among the primary indicators management uses as a basis for planning and forecasting future periods. The presentation of these additional measures is not meant to be considered in isolation or as a substitute for measures prepared in accordance with generally accepted accounting principles in the United States and, as presented, may not be comparable to other similarly titled measures of other companies. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. Management compensates for this limitation by providing a reconciliation of these measures to GAAP net income.

Non-GAAP Reconciliation
($ in millions)

	ABM	OneSource	Pro Forma Combined
GAAP Net Income	$99.0	$(1.9)	$97.1
Interest Income/(Expense)	(2.2)	(0.3)	(2.5)
Taxes	64.9	1.0	65.9
EBIT	161.7	(1.2)	160.5
Withdrawal Liability (a)	—	4.1	4.1
World Trade Center Gain (b)	(80.0)	—	(80.0)
Adjusted EBIT	81.7	2.9	84.6
Synergies (c)	—	47.5	47.5
Adjusted EBIT with Synergies	$81.7	$50.4	$132.1
EBIT	161.7	(1.2)	160.5
Depreciation and Amortization	24.7	5.0	29.7
Withdrawal Liability (a)	—	4.1	4.1
World Trade Center Gain (b)	(80.0)	—	(80.0)
Adjusted EBITDA	106.4	7.9	114.3
Synergies (c)	—	47.5	47.5
Adjusted EBIDTA With Synergies	$106.4	$55.4	$161.8
Note: ABM LTM as of 7/31/2007 and OneSource LTM as of 6/30/2007.

(a)	In fiscal year 2007, OneSource established a $4.1 million liability relating to a 2005 claim it received from a certain multi-employer pension plan alleging that OneSource has a liability arising out of its former participation in such plan.

(b)	The World Trade Center formerly represented the Company’s largest job-site. Litigation against the Company’s insurance carrier regarding business interruption was settled on August 15, 2006 for $80.0 million.

(c)	Reflects midpoint of run-rate synergy range, on a pre-tax basis. For purposes of these materials, synergies have been allocated 100% to OneSource to represent the incremental impact on ABM as a result of the transaction.
Investor Contact:
David Farwell
Senior Vice President, Chief of Staff and Treasurer
ABM Industries Inc.
(415)-733-4040
dfarwell@abm.com

Media Contacts:
Eric Berman
Kekst and Company
(212)-521-4894
eric-berman@kekst.com
Douglas Kiker
Kekst and Company
(212)-521-4855
douglas-kiker@kekst.com
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